EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Loop Industries, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 30, 2017, relating to the consolidated financial statements of Loop Industries, Inc. as of February 28, 2017 which appear in Loop Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017, as amended, filed with the SEC on January 12, 2018. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

August 10, 2018